Exhibit 8

Letterhead of McDermott Will & Emery LLP

May 31, 2005

Vector Group Ltd.
100 S.E. 2nd Street, 32nd Floor
Miami, Florida 33131

Re:	Vector Group Ltd.
5% Variable Interest Senior Convertible Notes due November 15, 2011
and Common Stock Issuable Upon Conversion of the Notes

Ladies and Gentlemen:

     You have requested our opinion as to certain United States Federal backup withholding tax and information reporting consequences applicable to U.S. holders and as to certain United States Federal withholding tax and information reporting consequences applicable to non-U.S. holders, each relating to the ownership and disposition of the Vector Group Ltd. 5% Variable Interest Senior Convertible Notes due November 14, 2011 (the “Notes”) and the common stock issuable upon conversion of the notes (the “Common Stock”). The Notes and Common Stock are described in the Registration Statement on Form S-3, File No. 333-121502, of Vector Group Ltd. (the “Registration Statement”), which includes the prospectus related thereto as supplemented (the “Prospectus”).

     In formulating our opinion, we have examined the Registration Statement, the Prospectus and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Notes and Common Stock will be issued in the manner contemplated by the Prospectus and (ii) the terms of the Notes are as set forth in the Indenture described in the Prospectus.

     Based upon and subject to the foregoing, the discussion contained in the Prospectus under the captions (1) “Certain United States Federal Income Tax Consequences – Consequences to U.S. Holders – Backup Withholding and Information Reporting,” (2) “Certain United States Federal Income Tax Consequences – Consequences to Non-U.S. Holders – Payments of Interest,” and (3) “Certain United States Federal Income Tax Consequences – Consequences to Non-U.S. Holders – Backup Withholding and Information Reporting,” subject to the limitations and qualifications described herein, represents our opinion with respect to such statements of law or legal conclusions with respect to United States Federal backup withholding tax and information reporting applicable to U.S. holders and withholding tax and information reporting applicable to non-U.S. holders, in each case insofar as such statements constitute summaries of the legal matters or documents referred to therein. Because this opinion is being delivered prior to the issuance of all of the Common Stock, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States Federal backup withholding tax and information reporting applicable to U.S. holders and United States Federal withholding tax and information reporting applicable to non-U.S. holders, relating to the ownership or dispositions of the Notes or Common Stock or that contrary positions may not be taken by the Internal Revenue Service. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the Federal income tax laws.

     This opinion relates solely to the United States Federal backup withholding tax and information reporting applicable to U.S. holders and United States Federal withholding tax and information reporting applicable to non-U.S. holders, relating to the ownership or dispositions of the Notes and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. Furthermore, our opinion is based on current Federal tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in Federal tax law or administrative practice that may affect our opinion.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,
/s/ McDermott Will & Emery LLP
McDermott Will & Emery LLP